UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2007
Date of Report (Date of earliest event reported)

Realty Income Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
600 La Terraza Boulevard Escondido, California 92025 (Address of principal executive offices) (Zip Code)

(760) 741-2111
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2007, Realty Income Corporation’s Board of Directors elected Priya Cherian Huskins to the Board of Directors.  Realty Income’s Board of Directors has affirmatively determined that Ms. Huskins is “independent” after applying the Company’s categorical standards contained in its Corporate Governance Guidelines. This brings the number of independent directors of the Company to eight persons and the total number of board members to ten persons.

Ms. Huskins will serve on the Company's Nominating/Corporate Governance Committee of the Board of Directors.

Pursuant to the terms of Realty Income’s 2003 Incentive Award Plan, as amended, upon election to the Board, Ms. Huskins automatically received a grant of 4,000 shares of our common stock, which will vest evenly over three years.

There are no understandings or arrangements between Ms. Huskins or any other person and Realty Income or any of its subsidiaries pursuant to which Ms. Huskins was selected to serve as a director of Realty Income.  There are no family relationships between Ms. Huskins and any director, executive officer or person nominated or chosen by Realty Income to become a director or executive officer, and there are no transactions between Ms. Huskins or any of her immediate family members and Realty Income or any of our subsidiaries.

Ms. Huskins brings impressive business and legal experience to Realty Income’s Board of Directors.  She is a partner and a senior vice president at Woodruff-Sawyer & Co., an insurance brokerage, where she advises public companies and their directors and officers on issues of loss control and risk management.  Prior to joining Woodruff-Sawyer & Co. in 2003, Ms. Huskins was an attorney at the law firm of Wilson Sonsini Goodrich & Rosati, where she worked with both public and private companies through all stages of their development, including IPOs, on-going public reporting and mergers & acquisitions transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION
Date: December 12, 2007
By:           /s/ Michael R. Pfeiffer
Name:      Michael R. Pfeiffer
Title:         Executive Vice-President, General Counsel and Secretary